Henderson Global Funds
737 North Michigan Avenue, Suite 1700
Chicago, Illinois 60611

April 30, 2013

State Street Bank and Trust Company
c/o Boston Financial Data Services, Inc.
2 Heritage Drive
North Quincy, Massachusetts 02171
Attention:  Legal Department, 8th Floor

Ladies and Gentlemen:

Reference is made to the Transfer Agency and Service Agreement between Henderson Global Funds (the “Trust”) and State Street Bank and Trust Company (the “Transfer Agent”) dated September 1, 2001, as amended (the “Agreement”).

Pursuant to Section 16 of the Agreement, this letter is to provide notice of the creation of an additional portfolio of the Trust, namely the Henderson High Yield Opportunities Fund (the “Portfolio”).  We request that you act as Transfer Agent under the Agreement with respect to the Portfolio.

In addition, this letter is to provide notice that effective December 20, 2012 the Henderson Global Leaders Fund changed its name to the Henderson World Select Fund.

The Schedule A to the Agreement is superseded and replaced with the Schedule A attached hereto and dated April 30, 2013.

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one to the Trust and retaining one copy for your records.

Very truly yours,

Henderson Global Funds By: /s/ Christopher K. Yarbrough Name: Christopher K. Yarbrough Title: Secretary
Accepted:
State Street Bank and Trust Company By: /s/ Michael F. Rogers Name: Michael F. Rogers Title: Executive Vice President

Schedule A
Dated April 30, 2013

Henderson European Focus Fund

Henderson Global Technology Fund

Henderson International Opportunities Fund

Henderson Strategic Income Fund (formerly Henderson Worldwide Income Fund)

Henderson Global Equity Income Fund

Henderson World Select Fund (formerly Henderson Global Leaders Fund)

Henderson Emerging Markets Opportunities Fund

Henderson All Asset Fund

Henderson Dividend & Income Builder Fund

Henderson High Yield Opportunities Fund